                                                                            Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:	DOUGLAS I. PAYNE
June 14, 2006		Executive Vice President -
Finance and Administration
(276) 627-2157
e-mail:dpayne@stanleyfurniture.com

ANITA W. WIMMER
Vice President - Controller and
Treasurer
(276) 627-2446
e-mail:awimmer@stanleyfurniture.com

STANLEY FURNITURE LOWERS REVENUE AND EARNINGS GUIDANCE
FOR THE SECOND QUARTER OF 2006

Stanley Furniture Company, Inc. (Nasdaq-NNM:STLY) announced today that second quarter sales are now expected to be below previously anticipated levels due to continued weakness in retail furniture activity. The Company now anticipates a sales decline of 8% to 10% compared to record shipments of $83.6 million in the second quarter of 2005. Consequently, diluted earnings per share are now expected to be $.29 to $.31, down from prior guidance of $.35 to $.38, compared to $.44 in the second quarter of 2005.

“The weakness in sales that we experienced in the later part of the first quarter and into the early part of the second quarter has continued throughout the second quarter so far,” commented Jeffrey R. Scheffer, chairman, president and chief executive officer. “We believe this is a result of overall current industry conditions. We will provide third quarter guidance and update our full year guidance when we announce second quarter operating results on July 17, 2006,” Scheffer concluded.

Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market. Manufacturing facilities are located in Stanleytown and Martinsville, Va. and Robbinsville and Lexington, N.C. Its common stock is traded on the Nasdaq stock market under the symbol STLY.

Forward-Looking Statements

Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include competition in the furniture industry including competition from lower-cost foreign manufacturers, disruptions in offshore sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in China or countries from which we source products, international trade policies of the United States and countries from which we source products, manufacturing realignment, the inability to raise prices in response to inflation and increasing costs, the cyclical nature of the furniture industry, the inability to obtain sufficient quantities of quality raw materials in a timely manner, failure to anticipate or respond to changes to consumer tastes and fashions in a timely manner, business failures or loss of large customers, environmental compliance costs, and extended business interruption at manufacturing facilities.

Any forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.